UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 15, 2008 (April 14, 2008)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On April 14, 2008, NYSE Regulation Inc. (“NYSE Regulation”) delivered written notice to Fremont General Corporation (“Fremont General” or the “Company”), and issued a press release on the same date, that the Company’s common stock (“Common Stock”) should be suspended prior to the opening on Thursday, April 17, 2008. NYSE Regulation also notified the Company that it will also suspend the 9% Trust Originated Preferred Securities (“Trust Preferred Securities”) of Fremont General Financing I in connection with its removal of the Company’s common stock.
     The decision of NYSE Regulation was reached in view of the fact that the Company’s common stock had fallen below the NYSE continued listing standard in Section 802.01C of the NYSE Listed Company Manual that requires a listed company’s security to maintain an average closing price of less than $1.00 over a consecutive 30 trading day period. NYSE Regulation also stated that they considered the “abnormally low” price of the Company’s common stock, which closed at $0.45 on April 11, 2008 with a resultant market capitalization for the Company’s common stock of $35.8 million.
     NYSE Regulation advised the Company that, based on a review of all the circumstances surrounding the Company, it determined that the Company’s securities were no longer suitable for listing on the NYSE pursuant to Section 802.01D of the NYSE Listed Company Manual. In arriving at this determination, NYSE Regulation stated that it considered all the pertinent facts and the disclosures made in the Company’s recent press releases of February 28, March 18, March 28, and April 14, 2008, including the following:
•	The Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (“DFI”) issued a Supervisory Prompt Corrective Action Directive (the “Directive”) on March 26, 2008 which requires the Company and its wholly-owned bank subsidiary, Fremont Investment & Loan (the “Bank”), to take one or more actions to recapitalize the Bank within 60 days or by May 26, 2008, as it has been categorized as “undercapitalized.” Though the Company is working with Credit Suisse Securities (USA), LLC and Sandler O’Neill & Partners, L.P. to explore strategic alternatives, there is no assurance that these will be successful or that the Company will be able to implement a strategy to comply with the Directive.

•	As part of its efforts to respond to the Directive, the Company has entered into a definitive purchase and sale agreement with CapitalSource TRS Inc. that provides for the purchase of substantially all of the Bank’s assets, which include the Bank’s participation interest in certain previously sold commercial real estate loans, the assumption of all the Bank’s deposits, and the acquisition of all the Bank’s branches. After giving effect to this proposed transaction, neither the Company nor the Bank is able to provide any assurances as to whether there will be any funds available to the Company, its creditors or its shareholders in view of the amount of the Bank’s existing obligations and contingent claims.

•	The Company has also deferred interest due on two obligations in connection with attempts to negotiate a comprehensive debt restructuring: 1) the Trust Preferred Securities; and 2) Series B 7.875% Senior Notes due March 2009.

•	The Company is delayed in filing its December 31, 2007 Form 10-K with the Securities and Exchange Commission (“SEC ”) and is not able to determine when it will be able to file. The delay is attributable to ongoing reviews that may result in additional reserves, write-downs, or adjustments to the Bank’s regulatory capital, which could have an adverse effect on the Company’s financial condition, results of operations, and business. As a result of the delayed Form 10-K filing, the Company will also not be able to hold its combined 2007 and 2008 annual meeting of shareholders by the April 30, 2008 date previously agreed to with NYSE Regulation.

     Beginning on April 17, 2008, the Common Stock and Trust Preferred Securities will be eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. For additional information about the quotation of the Common Stock and Trust Preferred Securities, see Item 8.01 of this Current Report on Form 8-K and the attached press release that was issued by the Company which is attached hereto as Exhibit 99.1.
Item 8.01 Other Events.
     On April 14, 2008, Fremont General announced in a press release that, as set forth in an April 14, 2008 news release issued by NYSE Regulation, trading in the Company’s Common Stock and Trust Preferred Securities will be suspended by the NYSE prior to the opening of trading on Thursday, April 17, 2008.
     Effective as of the suspension of trading, on April 17, 2008, the Company’s Common Stock and the Trust Preferred Securities will be eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. The Company was advised by Financial Industry Regulatory Authority (“FINRA”) that the trading symbol for the Company’s Common Stock and the Trust Preferred Securities on the Pink Sheets will be made available to the Company on Wednesday and the Company will issue another press release at such time informing the public of its trading symbol. Information about the Pink Sheets can be found at www.pinksheets.com.
     A copy of the Company’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

Exhibit 99.1	Press Release issued by the Company, dated April 15, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: April 15, 2008	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer